Exhibit 10.23

RECITALS

A.	Lessee currently leases from Lessor one single story 60,482 square foot building and one 2-story 35,208 square foot building for a total of 95,690 square feet of buildings with all improvements thereto, located at 233 South Hillview Drive, Milpitas, California (the “Premises”) pursuant to that certain Lease dated March 9, 2006 (the “Lease”).

B.	Lessor holds a security deposit in the form of an Irrevocable Standby Letter of Credit No. SVBSF004005 issued by Silicon Valley Bank in the amount of $1,265,000 (the “Letter of Credit”), and Lessee requests Lessor eliminate the requirement for a Letter of Credit and reduce the amount of the Security Deposit.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree to amend the Lease as follows:

1.	SECURITY DEPOSIT: Section 1.7 of the Lease is hereby deleted and no longer of any force or effect, and replaced by the following provided that upon execution of this First Amendment Lessee will deliver the Security Deposit in the amount set forth below to Lessor, and Lessor will surrender to Lessee the Letter of Credit:

Lessee shall deposit with Lessor the sum of Two Hundred Forty Two Thousand Six Hundred Eighty Two Dollars ($242,682) (the “Security Deposit”). The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of this Lease applicable to Lessee. If Lessee commits a default as provided for herein, including but not limited to a default with respect to the provisions contained herein relating to the condition of the Premises, Lessor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Lessor may spend by reason of default by Lessee. If any portion of the Security Deposit is so used or applied, Lessee shall, within ten days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount. Lessee’s failure to do so shall be a default by Lessee. Any attempt by Lessee to transfer or encumber its interest in the Security Deposit shall be null and void.

2.	Notices: Section 17 of the Lease pertaining to the addresses and facsimile numbers for the Lessor and Lessee are deleted and replaced with the following:

To Lessor:	10050 Bandley Drive
Cupertino, CA 95014
Attention: Carl E. Berg Raymond V. Marino
Fax No: 408-725-1626

To Lessee:	48720 Kato Road
Fremont, CA 94538 Attention: Thomas R. Melendrez Fax No: 510-668-7002

3.	RATIFICATION OF LEASE: Except as modified herein, the Lease is hereby ratified, approved and confirmed upon all the terms, covenants, and conditions.

4.	AUTHORITY: Each party executing this First Amendment represents and warrants that he or she is duly authorized to execute and deliver this First Amendment. If executed on behalf of a corporation, that this First Amendment is executed in accordance with the by-laws of said corporation (or a partnership that this First Amendment is executed in accordance with the partnership agreement of such partnership), that no other party’s approval or consent to such execution and delivery is required, and that this First Amendment is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

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IN WITNESS WHEREOF, the parties have executed this First Amendment, by their duly authorized signatories, as of the day first above written.

Lessor Mission West Properties L.P. By: Mission West Properties, Inc. Its General Partner		Lessee Exar Corporation

By:	/s/ R. V. Marino	By:	/s/ Richard L. Leza
Print Name:	R. V. Marino	Print Name:	Richard L. Leza
Title:	President & COO	Title:	Interim President and CEO
Date:	08/23/07	Date:	August 23, 2007